BC40

IN THE CIRCUIT COURT, IN AND FOR ORANGE COUNTY, FLORIDA.

CASE NO. 06-CA-2749
Complex Business Litigation Court #32

CSI BUSINESS FINANCE, INC. AS ASSIGNEE OF BIOONE CORPORATION
Plaintiff.

vs.

ELI NESRALLAH, JOSEPH NESRALLAH AND PAMELA NESRALLAH
Defendants.

_____________________________________/

FILED IN OFFICE CIVIL DIV.
2006 MAR 31 P 5:26
CLERK CIRCUIT COURT ORANGE CO. FL

COMPLAINT

Plaintiff, CSI Business Finance, Inc., as Assignee of BioOne Corporation (hereinafter "Plaintiff"), by and through their undersigned counsel, file this Complaint against Eli Nesrallah ("Eli"), Joseph Nesrallah ("Joseph"), and Pamela Nesrallah ("Pamela"), (hereinafter "Defendants" or the "Nesrallahs") stating as follows:

JURISDICTIONAL ALLEGATIONS

1. Plaintiff, CSI Business Finance, Inc. ("CSI") is a Florida corporation. By way of assignment, CSI is the sole shareholder of Interactive Nutrition International, Inc. ("INII"), and all claims relating thereto held by Bio-One Corporation ("BioOne") a corporation located in Winter Park, Florida.

2. Defendant Eli Nesrallah ("Eli") is an individual who resides in Ottawa, Canada. At all times material to the lawsuit, Eli was and is presently the President and CEO of INII. Eli committed a tort within the State of Florida. Therefore, jurisdiction is appropriate under Section 48.193(b), Florida Statutes.

3. Eli Nesrallah may be served with process at 2487 Kaladar Avenue, 360E, Ottawa, Ontario, Canada KIV8B9. He may also be served with process through the Ministry of the Attorney General for Ontario Reciprocity Office: Civil Law Division, 18 King Street East, Toronto, Ontario, Canada MC5 1C5, in accordance with Section 48.194(1), Florida Statues and the Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters.

4. Defendant Joseph Nesrallah ("Joseph") is an individual who resides in Ottawa, Canada. At all times material to the lawsuit, Joseph was the Vice-President and Secretary of INII. Joseph committed a tort within the State of Florida. Therefore, jurisdiction is appropriate under Section 48.193(b), Florida Statutes.

5. Joseph Nesrallah may be served with process at 2487 Kaladar Avenue, 360E, Ottawa, Ontario, Canada KIV8B9. He may also be served with process through the Ministry of the Attorney General for Ontario Reciprocity Office: Civil Law Division, 18 King Street East, Toronto, Ontario, Canada MC5 1C5, in accordance with Section 48.194(1), Florida Statues and the Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters.

6. Defendant Pamela Nesrallah ("Pamela") is an individual who resides in Ottawa, Canada. At all times material to the lawsuit, Pamela was the Vice-President and Treasurer of INII. Pamela committed a tort within the State of Florida. Therefore, jurisdiction is appropriate under Section 48.193(b), Florida Statutes.

7. Pamela Nesrallah may be served with process at 2487 Kaladar Avenue, 360E, Ottawa, Ontario, Canada KIV8B9. She may also be served with process through the Ministry of the Attorney General for Ontario Reciprocity Office: Civil Law Division, 18 King Street East, Toronto, Ontario, Canada MC5 1C5, in accordance with Section 48.194(1), Florida Statues and the Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters. Defendants Eli, Joseph and Pamela are sometimes hereinafter referred to as the "Nesrallahs."

8. This is an action for damages in excess of $15,000.00, exclusive of interest, costs and attorneys' fees.

9. Venue is proper in this court because the causes of action herein alleged accrued in Orange County, Florida.

FACTUAL ALLEGATIONS

10. BioOne has transferred and assigned to Plaintiff CSI all of the Class A Common Shares of INII. Therefore CSI is the sole shareholder of INII.

11. Eli, Joseph and Pamela Nesrallah are officers of INII. As a result, the Nesrallahs owe duties of loyalty and competence to INII and CSI, as the shareholder of INII.

12. BioOne loaned INII $15 million Canadian ("CDN") to discharge a promissory note between INII and Nesracorp Inc. ("Nesracorp"). The Nesrallahs are the principal shareholders of and control Nesracorp. This debt was unsecured and remains unpaid by INII.

13. Nesracorp held a security interest in the assets of INII. On December 13, 2004, in an attempt to foreclose its security interest, Nesracorp, with the knowledge, consent and assistance of the Nesrallahs, appointed a receiver over all of the assets of INII. Presently, the Nesrallahs and Nesracorp are seeking to liquidate INII which will harm CSI by making it impossible for Plaintiff to receive repayment of the loan to INII.

14. Defendants have caused serious economic harm to Plaintiff by participating with Nesracorp to foreclose its security interest and appointing a receiver to seize the assets of INII. At the direction of Defendants and with the express approval of Defendants, Nesracorp appointed a receiver and seized control of INII's assets and advised the employees, suppliers and creditors that INII is for sale and will be liquidated. These actions have damaged CSI by jeopardizing CSI's ability to obtain repayment of the debt owed by INII to CSI.

15. The Nesrallahs, as the officers of INII controlling the day-to-day operations of INII, have refused to authorize or make any payments to the sole shareholder on the debt INII owes to CSI.

16. However, during this same time period and continuing today, the Nesrallahs have authorized and actively participated in foreclosing Nesracorp's security interest in the assets of INII, appointing a receiver over INII and seizing the assets of INII, and proceeding to liquidate INII. These actions have caused CSI, the shareholder of INII, to suffer legal damages including but not limited to payments and interest on its debt and the probable loss of all value loaned to INII.

BREACH OF DUTY/OPPRESSION

17. Plaintiff sues Defendants for breaching their duties to CSI and oppressing CSI, as the sole shareholder of INII.

18. As officers of INII, the Nesrallahs owed a duty to the shareholders of INII to run INII competently and not to put their own self-interest above that of INII or its shareholders. Despite these duties, Defendants have repeatedly acted in their own self-interest and taken steps to the detriment of the shareholder of INII.

19. By way of example and not limitation, the Nesrallahs breached their duties to CSI when they authorized and participated with Nesracorp, an entity which is owned and controlled by them, to foreclose Nesracorp's security interest in the assets of INII, appoint a private receiver to take control of the assets of INII, and collect amounts Nesracorp claims are due to it. These actions benefited the Nesrallahs and their company Nesracorp but caused harm and damage to INII's shareholder CSI. None of these actions benefited INII. Rather these actions have had the effect of harming INII and bringing it to the brink of liquidation.

20. By way of further example and not limitation, the Nesrallahs breached their duties to CSI when as officers of INII they have refused to authorize INII to make any payments on the debt to CSI.

21. By way of further example and not limitation, the Nesrallahs breached their duties to CSI when they refused to acknowledge the conflict between their duties to INII and its shareholder and their own self-interest in participating in and directing Nesracorp, an entity owned and controlled by them, to seize INII's assets for its own and the Nesrallahs' benefit.

22. By way of further example and not limitation, Defendants now seek to liquidate the assets of INII to satisfy the debt to Nesracorp. This action will make it impossible for Plaintiff to obtain repayment of its debt or realize the value of its investment in INII.

23. Plaintiff suffered damages as a result of these breaches of their duties to Plaintiff, and oppression of Plaintiff, the shareholder of INII.

WHEREFORE, Plaintiff requests judgment against Defendants, jointly and severally, for actual damages, pre-judgment and post-judgment interest, the costs of this action, and all other damages, both special or general, at law or equity to which it may be entitled.

DEMAND FOR JURY TRIAL

Plaintiff demands a jury trial on all issues appropriate to be decided by a jury.

Dated this 31st day of March, 2006.

W. SCOTT GABRIELSON
Florida Bar Number 128922
CHAD K. ALVARO
Florida Bar Number 130819
Mateer & Harbert, P.A.
225 East Robinson Street, Suite 600
Post Office Box 2854
Orlando, Florida 32802-2854
Telephone: (407) 425-9044
Facsimile: (407) 423-2016
Attorneys for Plaintiff